UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 5, 2017

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Avenue
Xiangyang City, Shaanxi Province, People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Biostar Pharmaceuticals, Inc., a Maryland corporation (the “Company”), announced the following changes to its management and Board membership:

Director resignation

Effective as of February 5, 2017, Zhongyang Shang tendered his resignation as an independent member of the Board and of the Board's standing committees. Mr. Shang resigned his Board and Board committee memberships to focus his attention on personal health issues; his resignation was not for any disagreements with the Company, its management or the Board. The Company wishes to thank him for his service to the Company and its Board.

CFO resignation/appointment

Effective as of February 5, 2017, Qinghua Liu, the Company’s Interim Chief Financial Officer (CFO), tendered her resignation as the Company’s CFO. Ms. Liu’s departure was due to family/personal reasons and not due to any disagreement with the Company, its management or the Board; she will continue her service on the Board of the Company.

Effective as of the same date, the Board appointed Xiaojuan Zhai to serve as the Company’s new CFO. The Board approved Xiaojuan Zhai’s annual base salary during employment with the Company to be RMB 78,000, subject to revisions by the Board as well as some other terms and provisions which are set forth in the Xiaojuan Zhai’s employment letter. Prior to this appointment, from September 2015 to February 2017, Ms. Zhai served as a Deputy CFO at Shaanxi Aoxing Pharmaceutical Co., Ltd., the Company’s PRC affiliate. Prior to that appointment, she has been employed as an Accounting Supervisor at Dahua Biological Technology Investment Co., Ltd. Ms. Zhai holds a degree in Accounting from Xi’an Peihua University. There is no arrangement or understanding between Ms Zhai and any other persons pursuant to which she was appointed as discussed above. Nor are there any family relationships between Ms. Zhai and any executive officers and directors. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Biostar Pharmaceuticals, Inc.

By:	/s/ Ronghua Wang
Ronghua Wang, Chief Executive Officer

Date:          February 9, 2017

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